THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO
 AND
 THE BANK OF NEW YORK MELLON
(formerly The Bank of New York)
Trustee

Fifty-Fourth Supplemental Indenture

 Dated as of April 1, 2023

THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO
FIFTY-FOURTH SUPPLEMENTAL INDENTURE DATED AS OF APRIL 1, 2023
TABLE OF CONTENTS
Parties    1
Recitals    1
Granting clauses    6
SECTION 1.    SERIES AND FORM OF NEW BONDS    12
SECTION 2.    ISSUE OF NEW BONDS    12
SECTION 3.    DATES, INTEREST, ETC., OF NEW BONDS    12
SECTION 4.    EXCHANGEABILITY OF NEW BONDS    13
SECTION 5.    MAKE-WHOLE AMOUNT FOR THE NEW BONDS    13
SECTION 6.    OPTIONAL PREPAYMENT OF NEW BONDS AND MAKE-WHOLE AMOUNT    15
SECTION 7.    SPECIAL MANDATORY REDEMPTION    16
SECTION 8.    MATTERS RELATING TO OPTIONAL PREPAYMENT AND SPECIAL MANDATORY REDEMPTION.    21
ARTICLE TWO    21
COVENANTS OF THE COMPANY    21
SECTION 1.    CONFIRMATION OF COVENANTS BY COMPANY IN THE FIRST MORTGAGE    21
SECTION 2.    COVENANT OF THE COMPANY AND LEGAL OPINION AS TO RECORDING    21
ARTICLE THREE MISCELLANEOUS    22
SECTION 1.    AUTHENTICATION AND DELIVERY OF NEW BONDS IN ADVANCE OF THE RECORDING OF FIFTY-FOURTH SUPPLEMENTAL INDENTURE    22
SECTION 2.    FIFTY-FOURTH SUPPLEMENTAL INDENTURE TO FORM PART OF FIRST MORTGAGE    22
SECTION 3.    DEFINITIONS IN FIRST MORTGAGE SHALL APPLY TO FIFTY-FOURTH SUPPLEMENTAL INDENTURE    22
SECTION 4.    EXECUTIONS IN COUNTERPARTS    22
SECTION 5.    ELECTRONIC MEANS.    23

Testimonium    S-1
Signatures    S-1
Acknowledgments    S-2

EXHIBIT A - FORM OF 5.19% SERIES DUE 2033 BOND    A-1
i

FIFTY-FOURTH SUPPLEMENTAL INDENTURE, dated as of April 1, 2023, between THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO, a corporation of the State of Ohio (hereinafter sometimes called the “Company”), party of the first part, and THE BANK OF NEW YORK MELLON (formerly The Bank of New York), a corporation of the State of New York (hereinafter called the “Trustee”), as Trustee, party of the second part, whose mailing address is 240 Greenwich Street, New York, New York 10286.
WHEREAS, the Company has heretofore executed and delivered to Irving Trust Company (now The Bank of New York Mellon) a certain Indenture, dated as of October 1, 1935 (hereinafter called the “First Mortgage”), to secure the payment of the principal of and interest on an issue of bonds of the Company, unlimited in aggregate principal amount (hereinafter sometimes called the “Bonds”); and
WHEREAS, the Company has issued under the First Mortgage its Bonds of a series known as the First and Refunding Mortgage Bonds, 3½% Series Due 1960, authorized in unlimited aggregate principal amount, all of which have been redeemed or otherwise retired; and
WHEREAS, in Article Two of the First Mortgage it is provided in substance, among other things, that the Bonds may be issued in series, the Bonds of each series maturing on such dates and bearing interest at such rates, respectively, as the Board of Directors of the Company may determine prior to the authentication thereof; and
WHEREAS, the Company has heretofore executed and delivered to the Trustee fifty-three Supplemental Indentures numbered, dated and, except as set forth below, providing for their respective series of Bonds, all as set forth in the tabulation below:

Supplemental Indenture	Dated As Of	Series Provided For	Principal Amount Outstanding
First	March 1, 1937	3¼% Series Due 1962	None
Second	January 1, 1940	3% Series Due 1970	None
Third	October 1, 1945	2¾% Series Due 1975	None
Fourth	January 1, 1948	3% Series Due 1978	None
Fifth	December 1, 1948	3% Series A Due 1978	None
Sixth	February 1, 1952	3¼% Series Due 1982	None
Seventh	September 1, 1954	3% Series Due 1984	None
Eighth	November 1, 1957	5% Series Due 1987	None
Ninth	March 1, 1960	5⅛% Series Due 1990	None
Tenth	June 1, 1963	4.45% Series Due 1993	None
Eleventh	May 1, 1967	5⅝% Series Due 1997	None
Twelfth	June 15, 1968	6¾% Series Due 1998	None
Thirteenth	October 1, 1969	8¼% Series Due 1999	None
Fourteenth	June 1, 1970	9½% Series Due 2000	None
Fifteenth	August 1, 1971	8% Series Due 2001	None
Sixteenth	October 3, 1972	None issued	None
Seventeenth	November 1, 1973	8% Series Due 2003	None

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Eighteenth	October 1, 1974	10⅛% Series Due 1981	None
Nineteenth	August 1, 1975	10.70% Series Due 2005	None
Twentieth	November 15, 1976	8¾% Series Due 2006	None
Twenty-First	April 15, 1977	6.35% Series Due 2007	None
Twenty-Second	October 15, 1977	8½% Series Due 2007	None
Twenty-Third	April 1, 1978	8.95% Series Due 1998	None
Twenty-Fourth	November 1, 1978	9½% Series Due 2003	None
Twenty-Fifth	August 1, 1979	10¼% Series Due 1999	None
Twenty-Sixth	December 1, 1979	12⅛% Series Due 2009	None
Twenty-Seventh	February 1, 1981	14⅝% Series Due 1988	None
Twenty-Eighth	February 18, 1981	14⅝% Series Due 1988	None
Twenty-Ninth	September 1, 1981	17% Series Due 1991	None
Thirtieth	March 1, 1982	16¾% Series Due 2012	None
Thirty-First	November 1, 1982	11½% Series Due 2012-A	None
Thirty-Second	November 1, 1982	11½% Series Due 2012-B	None
Thirty-Third	December 1, 1985	9½% Series Due 2015	None
Thirty-Fourth	April 1, 1986	9% Series Due 2016	None
Thirty-Fifth	December 1, 1986	8⅞% Series Due 2016	None
Thirty-Sixth	August 15, 1992	6.40% Pollution Control Series 1992-A Due 2027	None
		6.40% Pollution Control Series 1992-B Due 2027	None
Thirty-Seventh	November 15, 1992	6.50% Pollution Control Series 1992-C Due 2022	None
Thirty-Eighth	November 15, 1992	8.40% Series Due 2022	None
Thirty-Ninth	January 15, 1993	8.15% Series Due 2026	None
Fortieth	February 15, 1993	7⅞% Series Due 2024	None
Forty-First	February 1, 1999	None issued	None
Forty-Second	September 1, 2003	5.125% Series Due 2013	None
Forty-Third	August 1, 2005	4.80% Pollution Control Series 2005-A Due 2034	None
		4.80% Pollution Control Series 2005-B Due 2034	None
		4.70% Pollution Control Series 2005-C Due 2028	None
Forty-Fourth	September 1, 2006	4.80% Pollution Control Series 2006 Due 2036	None
Forty-Fifth	November 1, 2007	Variable Rate Pollution Control Series 2007 Due 2040	None
Forty-Sixth	December 1, 2008	Variable Rate Pollution Control Series 2008-A Due 2040	None
		Variable Rate Pollution Control Series 2008-B Due 2040	None
Forty-Seventh	September 1, 2013	1.875% Series Due 2016	None
Forty-Eighth	August 1, 2015	Variable Rate Pollution Control Series 2015-A Due 2040	$100,000,000
Forty-Ninth	August 1, 2015	Variable Rate Pollution Control Series 2015-B Due 2040	$40,000,000
Fiftieth	August 1, 2016	Variable Rate Series 2016 Due 2022	None
Fifty-First Fifty-Second	September 29, 2017 June 6, 2019	None issued 3.950% Series Due 2049	None $425,000,000
Fifty-Third	July 1, 2020	3.20% Series Due 2040	$140,000,000

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WHEREAS, said Eleventh Supplemental Indenture, which created the 5⅝% Series Due 1997, provided in its Article Three for certain amendments to the First Mortgage, as theretofore amended, each such amendment to become effective on the earliest date on which either (a) there shall not be any Bonds outstanding of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, or Series Due 1993, or (b) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendment (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series enumerated in the foregoing clause (a), or of each said series of which Bonds are then outstanding; and
WHEREAS, said Fifteenth Supplemental Indenture, which created the 8⅛% Series Due 2001, provided (a) in its Article Four for an amendment to the First Mortgage, as theretofore amended, to become effective on the date on which the amendments provided for by Section 3 of Article Three of said Eleventh Supplemental Indenture shall become effective and (b) in its Article Five for certain additional amendments to the First Mortgage, as theretofore amended, to become effective on the earliest date on which either (i) there shall not be any Bonds outstanding of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, Series Due 1993, Series Due 1997, Series Due 1998, Series Due 1999, or Series Due 2000, or (ii) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendments (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series enumerated in the foregoing clause (i), or of each said series of which Bonds are then outstanding; and
WHEREAS, the Company has heretofore executed and delivered to the Trustee a Sixteenth Supplemental Indenture dated as of October 3, 1972, which provided in its Article One for an amendment of Article Five of the First Mortgage, as theretofore amended, altering the requirements for the opinion of counsel to be delivered to the Trustee as a condition precedent to the authentication and delivery of additional Bonds under Article Five or the withdrawal of cash under Article Seven of the First Mortgage, as theretofore amended; and
WHEREAS, none of the Bonds of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, or Series Due 1993 remain outstanding and the amendments contained in said Eleventh Supplemental Indenture have become effective; and
WHEREAS, none of the Bonds of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, Series Due 1993, Series Due 1997, Series Due 1998, Series Due 1999, or Series Due 2000 remain outstanding and the amendments contained in said Fifteenth Supplemental Indenture that did not theretofore become effective by virtue of the Sixteenth Supplemental Indenture have become effective; and
WHEREAS, said Forty-Second Supplemental Indenture, which created the 5⅛% Series Due 2013, provided in its Article Two for certain amendments to the First Mortgage, as theretofore amended, to become effective on the earliest date on which either (i) there shall not be any Bonds outstanding of 6.35% Series Due 2007, Pollution Control Series 1992-A Due 2027, Pollution Control Series 1992-B Due 2027, Pollution Control Series 1992-C Due 2022,

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Series Due 2026 and Series Due 2024, or (ii) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendment (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series enumerated in the foregoing clause (i); and
WHEREAS, none of the Bonds of 6.35% Series Due 2007, Pollution Control Series 1992-A Due 2027, Pollution Control Series 1992-B Due 2027, Pollution Control Series 1992-C Due 2022, Series Due 2026 and Series Due 2024 remain outstanding and the amendments contained in said Forty-Second Supplemental Indenture have become effective; and
WHEREAS, said Fiftieth Supplemental Indenture, which created the Variable Rate Series 2016 Due 2022 (the “Series 2016 Bonds”), provided in its Article Four for certain amendments to the First Mortgage, as theretofore amended, to become effective on the earliest date on which either (a) there shall not be any Bonds outstanding of (i) 4.80% Pollution Control Series 2005-A Due 2034, (ii) 4.80% Pollution Control Series 2005-B Due 2034, (iii) 4.70% Pollution Control Series 2005-C Due 2028, (iv) 4.80% Pollution Control Series 2006 Due 2036, (v)Variable Rate Pollution Control Series 2008-A Due 2040, (vi) Variable Rate Pollution Control Series 2008-B Due 2040, and (vii) 1.875% Series Due 2016; or (b) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendments (either alone or with other amendments) consented to by the holders of at least a majority in aggregate principal amount of the Bonds at the time outstanding (including in determining such majority the amount of the Series 2016 Bonds embodied therein), all in conformity with the provisions of Article Eighteen of the First Mortgage as amended; and
WHEREAS, none of the Bonds of (i) 4.80% Pollution Control Series 2005-A Due 2034, (ii) 4.80% Pollution Control Series 2005-B Due 2034, (iii) 4.70% Pollution Control Series 2005-C Due 2028, (iv) 4.80% Pollution Control Series 2006 Due 2036, (v)Variable Rate Pollution Control Series 2008-A Due 2040, (vi) Variable Rate Pollution Control Series 2008-B Due 2040, and (vii) 1.875% Series Due 2016 remain outstanding and the amendments contained in said Fiftieth Supplemental Indenture have become effective; and
WHEREAS, the Company has heretofore executed and delivered to the Trustee a Fifty-Third Supplemental Indenture dated as of July 1, 2020, which provided in its Article Two for an amendment of Section 11 of Article Twelve of the First Mortgage, as theretofore amended (the “Application of Payments Waterfall”), to provide for a new “Third” paragraph with the effect that that that the Company will not accept any amount due in accordance with the renamed “Fourth” paragraph in the Application of Payments Waterfall, before payment in full of  all other amounts then due and unpaid upon a series of Bonds, including, without limitation, any premium, yield-maintenance, make-whole amounts  or any other obligations to the extent that any such amounts remain unpaid after the application of payments pursuant to the “Second” step of the Application of Payments Waterfall until paid in full and in case such proceeds shall be insufficient to pay in full the amounts so due and unpaid, then to the payment thereof ratably, without preference or priority of any such amounts over any other amounts, or of any series of Bonds over any other series.
v

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WHEREAS, the First Mortgage as amended by the First through the Fifty-Third Supplemental Indentures is hereinafter called the “First Mortgage as amended”; and
WHEREAS, it is provided in Article Seven of the First Mortgage as amended, among other things, that the Company may issue additional Bonds thereunder upon the deposit with the Trustee of cash equal to the principal amount of such additional Bonds to be issued; it is provided in Article Six of the First Mortgage as amended, among other things, that if Bonds are paid, retired, redeemed, canceled or surrendered to the Trustee for cancellation (except when canceled pursuant to certain provisions of the First Mortgage as amended), the Company may issue additional Bonds thereunder in principal amount equivalent to the principal amount of the Bonds so paid, retired, redeemed, canceled or surrendered to the Trustee for cancellation; it is provided in Article Five of the First Mortgage as amended, among other things, that the Company may issue additional Bonds thereunder upon the basis of property additions in accordance with and subject to the conditions, provisions and limitations set forth in said Article Five; and it is provided in Article Eighteen of the First Mortgage as amended, among other things, that the Company and the Trustee may from time to time enter into one or more indentures supplemental to the First Mortgage as amended for the purposes, among other things which may be therein set forth, to mortgage or pledge additional property under the First Mortgage as amended and to establish the terms and provisions of any series of Bonds other than the 3½% Series Due 1960; and
WHEREAS, the Company, pursuant to resolutions duly adopted by its Board of Directors by unanimous written consent in lieu of a meeting, has determined under and in accordance with the provisions of the First Mortgage as amended and of this Fifty-Fourth Supplemental Indenture to create a new series of Bonds to be known as its First Mortgage Bonds, 5.19% Series Due 2033; and
WHEREAS, the New Bonds (as defined herein) and the Trustee’s certificate to be endorsed on all the New Bonds are to be respectively and substantially in the forms established hereby and approved by the aforesaid resolutions, and which are substantially in the forms set forth in Exhibit A hereto; and
WHEREAS, under said resolutions, the Board of Directors of the Company authorized officers of the Company to approve the form, terms and provisions of this Fifty-Fourth Supplemental Indenture (including the form of the New Bonds) and the execution by the Company of a supplemental indenture in the form and having the terms and the provisions so approved was duly authorized and directed; and
WHEREAS, all things necessary to make the New Bonds hereinafter described, when duly authenticated by the Trustee and issued by the Company, valid, binding and legal obligations of the Company, and to make this Fifty-Fourth Supplemental Indenture a valid and binding agreement supplemental to the First Mortgage as amended, have been done and performed;

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NOW, THEREFORE, THIS FIFTY-FOURTH SUPPLEMENTAL INDENTURE WITNESSETH
that, in order further to secure the payment of all the Bonds at any time issued and outstanding under the First Mortgage as amended or this Fifty-Fourth Supplemental Indenture according to their tenor, purport and effect, as well as the interest thereon and the principal and any premium thereof (including without limitation any Make-Whole Amount, as defined herein) and further to secure the performance and observance of all the covenants and conditions therein and in the First Mortgage as amended and herein contained, and further to set forth the terms and conditions upon which the New Bonds are to be issued, secured and held, and for and in consideration of the premises and of the acceptance or purchase of the New Bonds by the holders or registered owners thereof, and of the sum of one dollar, lawful money of the United States of America, to the Company duly paid by the Trustee at or before the ensealing and delivery of this Fifty-Fourth Supplemental Indenture, the receipt whereof is hereby acknowledged, the Company has executed and delivered this Fifty-Fourth Supplemental Indenture, and has granted, bargained, sold, released, conveyed, assigned, transferred, pledged, set over and confirmed, and by these presents does mortgage, grant, bargain, sell, release, convey, assign, transfer, pledge, set over and confirm unto the Trustee, and to its successor or successors in said trust, and to it and its and their assigns forever with covenant of general warranty, and does hereby subject to the lien of the First Mortgage as heretofore and hereby amended all the following described properties (all of which properties are included in and constitute a part of the “mortgaged property” and the “mortgaged and pledged property” as such terms are used and defined in the First Mortgage as heretofore and hereby amended and whenever used in the First Mortgage as heretofore and hereby amended such terms include and refer to such properties), to wit:
FIRST.

REAL PROPERTY AND INTERESTS IN REAL PROPERTY.
All and singular, all real property and interests in real property acquired by the Company between July 1, 2020, the date of the Fifty-Third Supplemental Indenture, and the date of this Fifty-Fourth Supplemental Indenture, and owned by the Company at the latter date, including, without limitation, such real property and improvements to be more fully and specifically described in any document, if any, necessary and appropriate for recordation accompanying the filing of this Fifty-Fourth Supplemental Indenture in the appropriate recorder’s office.
SECOND.

ELECTRIC GENERATING PLANTS.
All electric generating plants and stations of the Company acquired by it between July 1, 2020, the date of the Fifty-Third Supplemental Indenture, and the date of this Fifty-Fourth Supplemental Indenture, and owned by it at the latter date, including all power houses, buildings, structures and works, and the land on which the same are situated, and all other lands and easements, rights-of-way, permits, privileges, towers, poles, wires, machinery, equipment,

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appliances, appurtenances and supplies forming a part of such plants and stations, or any of them, or occupied, enjoyed or used in connection therewith.
THIRD.

TRANSMISSION LINES.
All electric overhead and underground transmission lines of the Company acquired by it between July 1, 2020, the date of the Fifty-Third Supplemental Indenture, and the date of this Fifty-Fourth Supplemental Indenture, and owned by it at the latter date, including towers, poles, pole lines, conduits, manholes, switching devices, insulators, and other structures, appliances, devices and equipment, and all the property forming a part thereof or appertaining thereto, and all service lines extending therefrom, together with all real property, rights-of-way, easements, permits, privileges, franchises, and rights for or relating to the construction, maintenance or operation thereof, through, over, under or upon any private property or any public way within as well as without the corporate limits of any municipal corporation.
FOURTH.

SUBSTATIONS AND SUBSTATION SITES.
All substations and switching stations of the Company acquired by it between July 1, 2020, the date of the Fifty-Third Supplemental Indenture, and the date of this Fifty-Fourth Supplemental Indenture, and owned by it at the latter date, for transforming or otherwise regulating electric current at any of its plants, together with all buildings, transformers, wires, cables, insulators, structures, appliances, devices, equipment and all other property, real or personal, forming a part of, or appertaining thereto, or used, occupied or enjoyed in connection with any of such substations and switching stations.
FIFTH.

ELECTRIC DISTRIBUTION SYSTEMS.
All electric distribution systems of the Company acquired by it between July 1, 2020, the date of the Fifty-Third Supplemental Indenture, and the date of this Fifty-Fourth Supplemental Indenture, and owned by it at the latter date, including substations, transformers, switchboards, towers, poles, wires, insulators, conduits, cables, manholes, appliances, devices, equipment and all other property, real or personal, forming a part of or appertaining thereto, or used, occupied or enjoyed in connection with such distribution systems or any of them, together with all rights-of-way, easements, permits, privileges, franchises, and rights in or relating to the construction, maintenance or operation thereof, through, over, under or upon any private property or public ways within as well as without the corporate limits of any municipal corporation.

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SIXTH.

LIQUEFIED PETROLEUM GAS PRODUCTION AND STORAGE FACILITIES.
All additions to liquefied petroleum gas production plants and storage facilities of the Company acquired by it between July 1, 2020, the date of the Fifty-Third Supplemental Indenture, and the date of this Fifty-Fourth Supplemental Indenture, and owned by it at the latter date, including all buildings, structures, underground storage caverns, and works, and the land on which the same are situated, and all other lands and easements, rights-of-way, permits, privileges, pipe lines, machinery, equipment, appliances, appurtenances and supplies forming a part of such plants and stations, or any of them, or occupied, enjoyed or used in connection therewith.
SEVENTH.

GAS DISTRIBUTION SYSTEMS.
All gas distribution systems of the Company acquired or constructed by it between July 1, 2020, the date of the Fifty-Third Supplemental Indenture, and the date of this Fifty-Fourth Supplemental Indenture, and owned by it at the latter date, for distribution of gas, including pipes, mains, conduits, meters, appliances, equipment, and all other property, real or personal, forming a part of or appertaining to or used, occupied or enjoyed in connection with such distribution systems, or any of them, together with all rights-of-way, easements, permits, privileges, franchises and rights, for or relating to the construction, maintenance or operation thereof, through, over, under or upon any private property or any public streets or highways, within as well as without the corporate limits of any municipal corporation.
EIGHTH.

OFFICE AND DEPARTMENTAL BUILDINGS.
All office and departmental buildings of the Company, including the real estate on which such structures stand, acquired by it between July 1, 2020, the date of the Fifty-Third Supplemental Indenture, and the date of this Fifty-Fourth Supplemental Indenture, and owned by it at the latter date, appertaining to, used, occupied or enjoyed in connection with the rendition of public utility service.
NINTH.

TELEPHONE LINES.
All telephone lines of the Company acquired by it between July 1, 2020, the date of the Fifty-Third Supplemental Indenture, and the date of this Fifty-Fourth Supplemental Indenture, and owned by it at the latter date, used or available for use in the operation of its properties or otherwise.

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TENTH.

FRANCHISES.
All and singular the franchises, grants, immunities, privileges and rights of the Company granted to or acquired by it between July 1, 2020, the date of the Fifty-Third Supplemental Indenture, and the date of this Fifty-Fourth Supplemental Indenture, and to which it was entitled at the latter date, including all and singular the franchises, grants, immunities, privileges and rights of the Company granted by all municipalities or political subdivisions, and all right, title and interest therein owned by the Company on the date of the execution of this Fifty-Fourth Supplemental Indenture, and all renewals, extensions and modifications of said franchises, grants, immunities, privileges and rights, or any of them, and of all other franchises, grants, immunities, privileges and rights now subject to the lien of the First Mortgage as amended.
ELEVENTH.

OTHER REAL ESTATE AND APPURTENANCES.
A.    All other real estate and interests in real estate and all other physical electric power and light, gas and other property owned by the Company at the date of execution of this Fifty-Fourth Supplemental Indenture.
B.    All other real estate and interests in real estate and all other physical electric power and light, gas and other property which the Company may hereafter acquire or construct.
C.    All present and future appurtenances of the real estate and interests in real estate which now are, or hereafter shall be, subject to the lien of the First Mortgage as amended, and all plants, works, buildings, structures, fixtures, improvements, betterments and additions now owned, or hereafter acquired or constructed by the Company, upon any of the real estate which, or interests in which, now are or hereafter shall be subject to the lien of the First Mortgage as amended.
D.    All corporate rights, privileges, immunities and franchises, powers, licenses, easements, leases, contracts and other rights and all renewals and extensions thereof held or acquired for use or used upon, or in connection with or appertaining to, any of the properties which now are or hereafter shall be subject to the lien of the First Mortgage as amended, or which the Company has or may have the right to exercise in respect of any of said properties.
E.    All machinery, tools and equipment now owned or hereafter acquired by the Company, which now or hereafter belong or appertain to or are used in connection with the plants, works, transmission lines, distribution systems, buildings, structures and fixtures which now are or hereafter shall be subject to the lien of the First Mortgage as amended.
Together with all and singular the tenements, hereditaments and appurtenances belonging or in any way appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders, rents, issues, income and profits thereof, and all the estate,
x

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right, title, interest and claim whatsoever at law or in equity, which the Company now has or which it may hereafter acquire in and to the aforesaid property and every part and parcel thereof.
It is not intended to include in the lien of the First Mortgage as amended and this grant shall not be deemed to apply (1) to any revenues, earnings, rents, issues, income or profits of the mortgaged property, or any cash (except cash deposited with the Trustee pursuant to any of the provisions of the First Mortgage as heretofore and hereby amended), or any bills, notes or accounts receivable, contracts or choses in action, or any materials or supplies or construction equipment, or any merchandise, equipment or apparatus manufactured or acquired for the purpose of sale or resale in the usual course of business, except in case of the happening of a completed default as defined in Section 1 of Article Twelve of the First Mortgage as heretofore and hereby amended, and following such completed default, in case the Trustee or a receiver or trustee shall enter upon and take possession of the mortgaged property, or (2) in any case, to any cars, trucks or other vehicles of any nature for the transportation of personnel, materials or equipment by any means which may have been acquired after the effective date of the amendment to this Clause made by or pursuant to the provisions of the Eleventh Supplemental Indenture, or to any bonds, notes, evidences of indebtedness, shares of stock or other securities, except such as may be specifically subjected to the lien of the First Mortgage as amended.
TWELFTH.

PROPERTY HEREAFTER TO BECOME SUBJECT TO THE LIEN OF THE FIRST MORTGAGE AS AMENDED.
A.     Any and all property, real, personal and mixed, including franchises, grants, immunities, privileges and rights, which the Company may hereafter acquire or to which it may hereafter become entitled, excepting, however, the following property which is not intended to be subjected to the lien of the First Mortgage:  (1) any revenues, earnings, rents, issues, income or profits of the mortgaged property, or any cash (except cash deposited with the Trustee pursuant to any of the provisions of the First Mortgage as heretofore and hereby amended), or any bills, notes or accounts receivable, contracts or choses in action, or any materials or supplies or construction equipment, or any merchandise, equipment or apparatus manufactured or acquired for the purpose of sale or resale in the usual course of business, except in case of the happening of a completed default as defined in Section 1 of Article Twelve of the First Mortgage as heretofore and hereby amended, and following such completed default, in case the Trustee or a receiver or trustee shall enter upon and take possession of the mortgaged property, or (2) in any case, any cars, trucks or other vehicles of any nature for the transportation of personnel, materials or equipment by any means, or any bonds, notes, evidences of indebtedness, shares of stock or other securities, except such as may be specifically subjected to the lien of the First Mortgage as amended.
B.    Any and all property of every name and nature, including shares of stock, bonds, other securities or obligations and cars, trucks or other vehicles for the transportation of personnel, materials or equipment by any means, which, from time to time after the execution of this Fifty-Fourth Supplemental Indenture, by delivery or by writing of any kind for the purposes

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hereof, shall have been conveyed, mortgaged, pledged, assigned or transferred by, or by anyone on behalf of, the Company to the Trustee, which is hereby authorized to receive any property at any and all times, as and for additional security, and also, when and as provided in the First Mortgage as amended as and for substituted security, for the payment of the Bonds to be issued under the First Mortgage as amended, and to hold and apply any and all such property subject to the terms hereof and of the First Mortgage as amended.
TO HAVE AND TO HOLD all such properties, real, personal and mixed, mortgaged, pledged or conveyed by the Company as aforesaid, or intended so to be, unto the Trustee and its successors and assigns forever.
SUBJECT, HOWEVER, as to property hereby conveyed, to liens for taxes, assessments and other charges levied or to be levied by the State of Ohio and any of the subdivisions thereof for the years 2022 and 2023 and thereafter and, as to any property hereafter acquired by the Company and which may become subject to the lien of the First Mortgage as amended, to any lien or charge thereon existing at the time of the acquisition thereof by the Company;
IN TRUST NEVERTHELESS, upon and subject to the terms, conditions and stipulations hereinafter and in the First Mortgage as amended set forth, for the equal and proportionate benefit and security of the holders from time to time of the Bonds and interest coupons issued and to be issued under the First Mortgage as amended and this and other indentures supplemental thereto, without preference, priority or distinction as to lien or otherwise of any of the Bonds and coupons over any others by reason of priority in time of issue, sale or negotiation thereof or otherwise howsoever, and for the uses and purposes and upon and subject to the terms, conditions, provisions and agreements in the Bonds and hereinafter and in the First Mortgage as amended expressed and declared.

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ARTICLE 1

BONDS OF THE 5.19% SERIES DUE 2033 AND ISSUE THEREOF
SECTION 1.Series and Form of New Bonds. There shall be a series of Bonds designated “5.19% Series Due 2033”, each of which shall bear the descriptive title First Mortgage Bond (the “New Bonds”). The New Bonds shall be issued by the Company under the First Mortgage as amended and this Fifty-Fourth Supplemental Indenture in the aggregate principal amount of $100,000,000.
The New Bonds shall be in registered form only and such New Bonds and the Trustee’s certificate to be endorsed on all the New Bonds shall respectively be substantially in the forms set forth in Exhibit A hereto. The terms of the New Bonds set forth in Exhibit A are incorporated by reference herein and made a part hereof as if set forth herein in full.
SECTION 2.Issue of New Bonds. Upon the execution and delivery of this Fifty-Fourth Supplemental Indenture and upon delivery of the New Bonds, executed by the Company, and upon compliance by the Company with the provisions of Article Six of the First Mortgage as amended, the Trustee shall, without awaiting the filing or recording of this Fifty-Fourth Supplemental Indenture, authenticate the New Bonds and deliver the New Bonds as provided in said Article Six.
SECTION 3.Dates, Interest, etc., of New Bonds. The New Bonds shall be dated as provided in Section 3 of Article Two of the First Mortgage as amended; shall mature on April 13, 2033 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.19% per annum (the “Coupon Rate”) from the date of the New Bonds issued as aforesaid, payable semiannually, on the 1st day of November and May in each year, commencing with the November 1 or May 1 next succeeding the date thereof (provided that the first interest payment on the New Bonds shall occur on November 1, 2023), and on the Maturity Date, until the principal thereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of a Default Event, on such unpaid balance and on any overdue payment of any Make-Whole Amount or other premium, at a rate per annum from time to time equal to the greater of (i) the Coupon Rate plus 2% or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate (the “Default Rate”) payable semiannually as aforesaid (or, at the option of the Holder thereof, on demand).
    Anything in the First Mortgage as amended to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any New Bond that is due on a date that is not a Business Day (as defined herein) shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any New Bond (including principal due on the Maturity Date of such Bond) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
SECTION 4.Exchangeability of New Bonds. The Company shall act as its own paying agent in respect of the New Bonds. Payment of principal, interest and Make-Whole Amount, if any, shall be payable in such coin or currency of the United States of America as at the time of

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payment is legal tender for the payment of public and private debts. The Company shall keep a register for the registration of Bonds and registration of transfers of Bonds in accordance with Section 6 of Article Two of the Indenture. The term “holder of New Bonds”, “Holder” or “Bondholder”, or other similar term as used herein, shall mean any person in whose name a New Bond is registered.
Subject to the provisions of any legend set forth thereon, whenever any New Bond or New Bonds shall be surrendered at the office or agency of the Company in said Borough of Manhattan for exchange for a New Bond or New Bonds of other authorized denomination or denominations, the Company shall execute, and the Trustee shall authenticate and deliver, upon cancellation of the New Bond or New Bonds so surrendered, a New Bond or New Bonds of such other denomination or denominations of like aggregate principal amount as the Holder making the exchange shall have requested and shall be entitled to receive. On presentation of any New Bond which is to be redeemed or prepaid pursuant to the provisions of Section 6 of this Article One in part only, the Company shall execute, and the Trustee shall authenticate and deliver, a New Bond or New Bonds in principal amount equal to the unredeemed or unpaid portion of the New Bond so presented.
A service charge will not be made for any registration of transfer or exchange of New Bonds, but the Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge payable in connection therewith.
SECTION 5.Make-Whole Amount for the New Bonds. The term “Make-Whole Amount” means, with respect to any New Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such New Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any New Bond, the principal of such New Bond that is to be prepaid pursuant to Section 6 of this Article One, redeemed pursuant to Section 7 of this Article One or has become or is declared to be immediately due and payable, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any New Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the New Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any New Bond, 0.50% plus the yield to maturity implied by the “Ask Yields” reported as of 10:00 a.m. (New York City time) on the second Business Day (as defined below) preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are

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no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the Bond.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any New Bond, 0.50% plus the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the New Bond.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any New Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the New Bond, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 6 of this Article One, or included in the redemption price of New Bonds being redeemed pursuant to Section 7 of this Article One or as a result of having become or been declared to be immediately due and payable, as the context requires.
“Settlement Date” means, with respect to the Called Principal of any New Bond, the date on which such Called Principal is to be prepaid pursuant to Section 6 of this Article One, included in the redemption price of New Bonds being redeemed pursuant to Section 7 of this

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Article One or has become or is declared to be immediately due and payable, as the context requires.
SECTION 6.Optional Prepayment of New Bonds and Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part, of the New Bonds, in an amount not less than 5% of the aggregate principal amount of such New Bonds then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount of each New Bond that is then being so prepaid, together with interest accrued thereon to the date of such prepayment; provided that if the New Bonds are optionally prepaid within 90 days of the Maturity Date pursuant to this Section 6, no Make-Whole Amount shall be payable.
    The notice of optional prepayment pursuant to this Section 6 shall be given to each Holder of New Bonds at the address of such Holder as it appears on the registration books maintained by the Company (and a copy given to the Trustee) at least 15 days and not earlier than 60 days before the prepayment date; provided, however, that the Required Holders (as defined in Section 7) may consent in writing to any shorter notice period and such shorter notice period shall be binding upon the Company and the Holders and their transferees. Each such notice shall be unconditional and irrevocable and shall specify such date, which shall be a day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Dayton, Ohio are required or authorized by law, regulation or executive order to be closed (any such day, a “Business Day”), the aggregate principal amount of the New Bonds to be prepaid on such date, the principal amount of each Bond held by such Holder to be prepaid and any other information required to be delivered under the terms of the First Mortgage as amended and this Fifty-Fourth Supplemental Indenture, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a senior financial officer of the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each Holder of a New Bond a certificate of a senior financial officer of the Company specifying the calculation of such Make-Whole Amount as of the specified prepayment date. In the case of each partial prepayment of the New Bonds pursuant to the provisions of this Section 6, the principal amount of the New Bonds to be prepaid shall be allocated among all of the New Bonds at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. No amendment or waiver may, without the written consent of the Holder of each New Bond at the time outstanding amend this Section 6 (or any defined term as it is used herein).
     In the case of each prepayment of New Bonds pursuant to this Section 6, the principal amount of each New Bond to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any New Bond paid or prepaid in full shall be

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surrendered to the Company and cancelled and shall not be reissued, and no New Bond shall be issued in lieu of any prepaid principal amount of any New Bond.
SECTION 7.Special Mandatory Redemption. Upon the occurrence and during the continuance of a Special Redemption Event (as defined herein) with respect to any New Bond, the Company shall redeem (a “Special Mandatory Redemption”) such New Bond at a redemption price equal to 100% of the outstanding principal amount thereof, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount with respect thereto.
A “Special Redemption Event” with respect to any New Bond shall exist if:

    (x) a “completed default” has occurred with respect to the Company under Section 1(e) or 1(f) of Article Twelve of the First Mortgage; or

    (y) a Default Event (as defined herein) shall have occurred and is continuing and (1) the Holders of more than 50% in principal amount of the New Bonds at the time outstanding (exclusive of Bonds then owned by the Company or any of its Affiliates) (the “Required Holders”) by notice or notices to the Company, declare all the New Bonds then outstanding to be immediately due and payable and subject to redemption as aforesaid or (2) a Default Event described in paragraph (a) or (b) of the definition thereof has occurred and is continuing with respect to such New Bond, and the Holder of such New Bond by notice to the Company, declares such New Bond held by such Holder to be immediately due and payable and subject to redemption as aforesaid; provided that any time after any notice has been delivered pursuant to clause (1) or (2) of this clause (y), the Required Holders, by written notice to the Company, may rescind and annul such notice and its consequences if (a) the Company has paid all overdue interest on the New Bonds, all principal of and Make-Whole Amount, if any, on any New Bonds that are due and payable and are unpaid other than by reason of such notice, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the New Bonds, at the Default Rate, (b) neither the Company nor any other person shall have paid any amounts which have become due solely by reason of such notice and its consequences, (c) all Default Events (and any event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become a Default Event), other than non-payment of amounts that have become due solely by reason of such notice and its consequences, have been cured or have been waived and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the New Bonds. No rescission and annulment under the preceding proviso will extend to or affect any subsequent Default Event (or any event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become a Default Event) or impair any right consequent thereon.
    A “Default Event” shall exist if any of the following conditions or events shall occur and be continuing:

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(a)     the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any New Bond when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or redemption or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any New Bond for more than five (5) days after the same becomes due and payable; or
(c)    the occurrence of any “completed default” under the First Mortgage as amended; or
(d)    the Company defaults in the performance of or compliance with any term contained in the Bond Purchase Agreement dated as of April 13, 2023 between the Company and the initial purchasers of the New Bonds, as such Bond Purchase Agreement may be amended form time to time in accordance with its terms (the “Bond Purchase Agreement”) (other than any such event or condition that is described in paragraphs (a), (b) and (c) of this definition) and such default is not remedied within thirty (30) days after the earlier of (i) a responsible officer of the Company obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a New Bond (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of this definition); or
(e)    any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Bond Purchase Agreement, the First Mortgage as amended, this Fifty-Fourth Supplemental Indenture or in any New Bond or in any writing furnished in connection with the transactions contemplated hereby or thereby, proves to have been false, incorrect or misleading in any material respect on the date as of which made; or
(f)    (i) the Company or any subsidiary of the Company is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make whole amount or interest under that certain Second Amended and Restated Credit Agreement dated as of December 22, 2022, among the Company, PNC Bank, National Association, as administrative agent, swing line lender and an issuing lender, and the other banks and lenders party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof (the “Credit Agreement”) or on any other indebtedness (other than the New Bonds and any other Bonds) that is outstanding in an aggregate principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any subsidiary of the Company is in default in the performance of or compliance with any term of the Credit Agreement or any other evidence of indebtedness (other than the New Bonds and any other Bonds) in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) or any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared (or one or more persons are entitled to declare such indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of

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payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of indebtedness to convert such indebtedness into equity interests), (x) the Company or any subsidiary of the Company has become obligated to purchase or repay borrowings under the Credit Agreement or any other indebtedness (other than the New Bonds and any other Bonds) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more persons have the right to require the Company or any subsidiary of the Company so to purchase or repay amounts under the Credit Agreement or such indebtedness; or
(g)    one or more final judgments or orders for the payment of money aggregating in excess of $50,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision (except to the extent covered by independent third party insurance as to which the insurer acknowledges in writing that such judgments or orders are covered by such insurance) are rendered against one or more of the Company or any subsidiary of the Company and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or
(h)    if (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA (as defined below)) subject to Title IV of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate (as defined below) or with respect to which the Company or any ERISA Affiliate has any liability (a “Plan”) shall fail to satisfy the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect (“ERISA”) or the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time (the “Code”) for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been filed with the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto (the “PBGC”) or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code (an “ERISA Affiliate”) that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) for which the Company or any ERISA Affiliate is obligated under all Plans, determined in accordance with Title IV of ERISA, shall exceed $100,000,000, (iv) the Company or any ERISA Affiliate shall have incurred any liability (other than for premium payments due to the PBGC) pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to any Plan, (v) the Company or any ERISA Affiliate withdraws from any Plan

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that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA), or (vi) the Company or any subsidiary of the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Company or any subsidiary of the Company thereunder; provided that any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or
(i)    (i) any of the First Mortgage as amended, this Fifty-Fourth Supplemental Indenture or the New Bonds ceases to be in full force and effect (other than by reason of a release of the “mortgaged and pledged property” in accordance with the terms thereof) or shall be declared null and void, (ii) the Company shall contest the validity or enforceability of any of the Bond Purchase Agreement, the First Mortgage as amended, this Fifty-Fourth Supplemental Indenture or any New Bond in writing or deny in writing that it has any further liability under any of the Bond Purchase Agreement, the First Mortgage as amended, this Fifty-Fourth Supplemental Indenture or any New Bond or shall contest the validity or perfection of any Lien on any “mortgaged and pledged property” purported to be covered by the First Mortgage as amended, or (iii) the Trustee shall not have or shall cease to have a valid and perfected Lien in any material portion of the Mortgaged and Pledged Property purported to be covered by the First Mortgage as amended with the priority required by the First Mortgage as amended; or
(j)    the Company permits the ratio of Consolidated Total Debt to Consolidated Total Capitalization at any time to be greater than 0.67 to 1.00.
As used in this definition of Default Event, the following terms have the following meanings:
(i)“Consolidated Net Worth” means, as of any date of determination, for the Company and its subsidiaries on a consolidated basis, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Company and its subsidiaries as of such date; provided that in no event shall Consolidated Net Worth include any amounts in respect of Redeemable Stock.
(ii)“Consolidated Total Capitalization” means, as of any date of determination, the sum of Consolidated Total Debt and Consolidated Net Worth and, to the extent not otherwise included, preferred stock of the Company that is not Redeemable Stock.
(iii)“Consolidated Total Debt” means, as of any date of determination, for the Company and its subsidiaries on a consolidated basis, the sum (without duplication) of all indebtedness of the Company and of each of its subsidiaries (other than the Company’s guarantee of any debt obligation of Ohio Valley Electric Corporation, an electric generating company in which the Company holds a 4.9% equity interest).

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(iv)“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
(v)“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
(vi)“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the Bond Purchase Agreement, the First Mortgage as amended, this Fifty-Fourth Supplemental Indenture or the New Bonds or (c) the validity or enforceability of the Bond Purchase Agreement, the First Mortgage as amended, this Fifty-Fourth Supplemental Indenture or the New Bonds.
(vii)“Redeemable Stock” means, with respect to any person, any equity interests of such person that (a) is by its term subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the Maturity Date, or (b) otherwise required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the Maturity Date, other than any such repurchase or retirement occasioned by a “change of control” or similar event.
No amendment or waiver of this Section 7 may, without the written consent of the Holder of each New Bond at the time outstanding amend this Section 7 (or any defined term as it is used therein); provided that the definition of Default Event and the definitions of other defined terms used therein may be amended, and the existence of any Default Event may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that no amendment or waiver may, without the written consent of the Holder of each New Bond at the time outstanding amend any of clause (a) or (b) of the definition of Default Event (or any defined term as it is used therein).
The Trustee shall have no duty to monitor or to determine whether a Special Redemption Event shall have occurred.
The Trustee shall not be deemed to have knowledge or notice of any default, Default Event (as defined herein) or “completed default” (within the meaning of that term as used in the First Mortgage as amended) in respect of the New Bonds unless a written notice of such default, Default Event or completed default is received at the Corporate Trust Office (as defined herein) of the Trustee by an officer of the Trustee who has direct responsibility for the administration of the First Mortgage as amended, and this Fifty-Fourth Supplemental Indenture, and such notice is from the Company or a Holder of a New Bond and states that it is a “Notice of Default.”

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SECTION 8.Matters relating to Optional Prepayment and Special Mandatory Redemption.
Notwithstanding the provisions of the first and third sentences of Section 4 of Article Ten of the First Mortgage as amended, payment of the Special Mandatory Redemption or optional prepayment price of a portion of any New Bond will be made without the need for the presentation or surrender of such New Bond or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after redemption or prepayment in full of any New Bond, the Holder thereof shall surrender such New Bond for cancellation, reasonably promptly after any such request, to the office or agency of the Company in the Borough of Manhattan which shall be the principal corporate trust office (the “Corporate Trust Office”) of the Trustee (currently located at 240 Greenwich Street, 7E, New York, NY Attention: Corporate Trust Finance Division).
The Trustee shall not be liable or responsible to any Holder or to the Company or to any person for any act or omission to act on the part of the Company or any Holder in connection with the foregoing. The Company will indemnify and save the Trustee harmless against any liabilities resulting from any such act or omission or any action of the Trustee in accordance with this paragraph.
Except as in this Fifty-Fourth Supplemental Indenture otherwise provided with respect to any matter or question, the provisions of Article Ten of the First Mortgage as amended shall be applicable in the case of the redemption or prepayment of all or any part of the New Bonds at any time outstanding.
Except as set forth in Section 6 and Section 7 of Article One of this Fifty-Fourth Supplemental Indenture, the New Bonds are not redeemable or prepayable by the Company.
ARTICLE 2
COVENANTS OF THE COMPANY
SECTION 1.Confirmation of Covenants by Company in the First Mortgage. All covenants and agreements by the Company in the First Mortgage as heretofore and hereby amended are hereby confirmed.
SECTION 2.Covenant of the Company and Legal Opinion as to Recording. Promptly after the execution and delivery of this Fifty-Fourth Supplemental Indenture, the Company will take such action with respect to the recording, filing, re-recording and refiling of the First Mortgage as amended and this Fifty-Fourth Supplemental Indenture as may be necessary to make effective the lien intended to be created hereby, and will furnish to the Trustee an opinion of counsel selected by the Company and satisfactory to the Trustee (who may be of counsel to the Company) either (a) stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and refiling of the First Mortgage as amended and this Fifty-Fourth Supplemental Indenture as to make effective the lien intended to be created thereby, and reciting the details of such action, or (b) stating that in the opinion of such counsel no such action is necessary to make such lien effective.

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ARTICLE 3

MISCELLANEOUS
SECTION 1.Authentication and Delivery of New Bonds in Advance of the Recording of Fifty-Fourth Supplemental Indenture. The New Bonds may be authenticated and delivered by the Trustee and issued by the Company in advance of the recording or filing of this Fifty-Fourth Supplemental Indenture.
SECTION 2.Fifty-Fourth Supplemental Indenture to Form Part of First Mortgage. The provisions of this Fifty-Fourth Supplemental Indenture shall become effective immediately upon the execution and delivery hereof. From and after the issue of the New Bonds, this Fifty-Fourth Supplemental Indenture shall form a part of the First Mortgage and all the terms and conditions herein contained shall be deemed to be part of the terms of the First Mortgage, as fully and with the same effect as if all the terms and provisions of this Fifty-Fourth Supplemental Indenture had been set forth in the First Mortgage as originally executed.  Except as modified or amended by this Fifty-Fourth Supplemental Indenture, the First Mortgage as amended shall remain and continue in full force and effect in accordance with the terms and provisions thereof, and all the covenants, conditions, terms and provisions of the First Mortgage, as heretofore modified and amended and as further modified and amended by this Fifty-Fourth Supplemental Indenture, shall be applicable with respect to the New Bonds, except insofar as such covenants, conditions, terms and provisions are limited and applicable only to the Bonds of another or other series, or are expressed to continue only so long as Bonds of another or other series are outstanding, and all the covenants, conditions, terms and provisions of the First Mortgage as amended with respect to the Trustee shall remain in full force and effect and be applicable to the Trustee under this Fifty-Fourth Supplemental Indenture in the same manner as though set out herein at length.  All representations and recitals contained in this Fifty-Fourth Supplemental Indenture and in the New Bonds (save only the Trustee’s certificates upon said New Bonds) are made by and on behalf of the Company, and the Trustee is in no way responsible therefor or for any statement therein contained.
SECTION 3.Definitions in First Mortgage Shall Apply to Fifty-Fourth Supplemental Indenture. The terms defined in Article One of the First Mortgage as heretofore and hereby amended, when used in this Fifty-Fourth Supplemental Indenture, shall, respectively, have the meanings set forth in said Article One.
SECTION 4.Executions in Counterparts. This Fifty-Fourth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. The exchange of copies of this Fifty-Fourth Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Fifty-Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifty-Fourth Supplemental Indenture for all purposes.  The exchange of copies of this Fifty-Fourth Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Fifty-Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Fifty-Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

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Anything in this Fifty-Fourth Supplemental Indenture or the Bonds to the contrary notwithstanding, for the purposes of the transactions contemplated by this Fifty-Fourth Supplemental Indenture, the Bonds, and any document to be signed in connection with the First Mortgage or the Bonds or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.
SECTION 5.Electronic Means.
"Electronic Means" shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.
The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Fifty-Fourth Supplemental Indenture and related documents and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing.  If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances;

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and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

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IN WITNESS WHEREOF, THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO has caused this instrument to be signed on its behalf by its President or a Vice President in Montgomery County, Ohio and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary in Montgomery County, Ohio, and THE BANK OF NEW YORK MELLON has caused this instrument to be signed on its behalf by a Vice President in The City of New York, New York, as of the day and year first above written.

THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO

By
Ahmed Pasha
Vice President and Chief Financial Officer

STATE OF OHIO,	)	ss.:
COUNTY OF MONTGOMERY	)
On this ____ day of April, 2023 appeared before me, a Notary Public within and for said County in the State aforesaid, Ahmed Pasha, to me known and known to me to be, respectively, the Vice President and Chief Financial Officer of THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO, an Ohio Corporation and one of the corporations which executed the foregoing instrument, who acknowledged that he did sign said instrument as such Vice President and Chief Financial Officer for and on behalf of said corporation and that the same is his free act and deed as such Vice President and Chief Financial Officer, and the free and corporate act and deed of said corporation; and said Ahmed Pasha, being by me duly sworn, did depose and say: that he resides in Montgomery County, Ohio; that he is the Vice President and Chief Financial Officer of THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO, an Ohio Corporation and one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order and that he signed his name thereto by order of the Board of Directors of said corporation. This certificate pertains to an electronic notarial act performed with the principal appearing online using audio-video communication.
IN WITNESS WHEREOF I have hereunto set my hand and official seal.

[Signature Page to The Dayton Power and Light Company Fifty-Fourth Supplemental Indenture]

    NOTARY PUBLIC

[SEAL]

Attest:

Brian Hylander
Vice President, General Counsel and Secretary

STATE OF OHIO,	)	ss.:
COUNTY OF MONTGOMERY	)
On this ____ day of April, 2023 appeared before me, a Notary Public within and for said County in the State aforesaid, Brian Hylander, to me known and known to me to be, the Vice President, General Counsel and Secretary of THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO, an Ohio corporation and one of the corporations which executed the foregoing instrument, who acknowledged that he did sign and seal said instrument as such Vice President, General Counsel and Secretary for and on behalf of said corporation and that the same is his free act and deed as such Vice President, General Counsel and Secretary, and the free and corporate act and deed of said corporation; and said Brian Hylander, being by me duly sworn, did depose and say: that he the Vice President, General Counsel and Secretary of THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO, an Ohio corporation and one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order. This certificate pertains to an electronic notarial act performed with the principal appearing online using audio-video communication.
IN WITNESS WHEREOF I have hereunto set my hand and official seal.
[SEAL]
    _______________________________________
    NOTARY PUBLIC

[Signature Page to The Dayton Power and Light Company Fifty-Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee

By
Name: Francine Kincaid
Title: Vice President

[Signature Page to The Dayton Power and Light Company Fifty-Fourth Supplemental Indenture]

STATE OF NEW YORK,	)	ss.:
COUNTY OF NEW YORK	)
On this ____ day of April, 2023, personally appeared before me, a Notary Public within and for said County in the State aforesaid, Francine Kincaid, to me known and known to me to be a Vice President of THE BANK OF NEW YORK MELLON, one of the corporations which executed the foregoing instrument, who acknowledged that she did sign said instrument as such for and on behalf of said corporation and that the same is her free act and deed as such Vice President and the free and corporate act and deed of said corporation; and said Francine Kincaid being by me duly sworn, did depose and say: that she resides in Brooklyn, New York; that she is a Vice President of THE BANK OF NEW YORK MELLON, one of the corporations described in and which executed the above instrument; and that she signed her name thereto by like order.
    IN WITNESS WHEREOF I have hereunto set my hand and official seal.

[Signature Page to The Dayton Power and Light Company Fifty-Fourth Supplemental Indenture]

This instrument prepared by (in consultation with Ohio counsel)

Richard D. Truesdell, Jr.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

[Signature Page to The Dayton Power and Light Company Fifty-Fourth Supplemental Indenture]

EXHIBIT A
THE BONDS (OR THEIR PREDECESSOR) EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 4(a)(2) OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), AND THE BONDS EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

No. ___
Date: _________    PPN: _________

THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO
(Incorporated under the laws of the State of Ohio)

First Mortgage Bond,
5.19% Series Due 2033
THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO, a corporation of the State of Ohio (hereinafter called the Company), for value received, hereby promises to pay to ____________ or registered assigns, on April 13, 2033, at the office or agency of the Company in the Borough of Manhattan, The City of New York, the principal sum of [●] DOLLARS (or so much thereof as shall not have been prepaid) on April 13, 2033 (the “Maturity Date”), with interest (a) on the unpaid balance hereof at the rate of 5.19% per annum (the “Coupon Rate”) from the date hereof, payable semiannually, on the 1st day of May and November in each year, commencing with the May 1 or November 1 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of a Default Event (as defined in the Fifty-Fourth Supplemental Indenture), on such unpaid balance and on any overdue payment of any Make-Whole Amount (as defined in the Fifty-Fourth Supplemental Indenture) or other premium, at a rate per annum from time to time equal to the greater of (i) the Coupon Rate plus 2% or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate (the “Default Rate”) payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand). The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which principal, interest or Make-Whole Amount is payable on this Bond is not a Business Day (as defined in the Fifty-Fourth Supplemental Indenture), (a) except as set forth in clause (b), the payment of interest payable on such date will be made on the next succeeding day which is a Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day and (b) the payment of the principal or the Make-Whole Amount payable on such date (including principal due on the Maturity Date) will be made on the next succeeding day which is a Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding day which is a Business Day, in each case, with the same force and effect as if made on the date the payment was originally payable.
This Bond is one of an issue of First Mortgage Bonds of the Company issued in series under and pursuant to and equally secured by an indenture of mortgage and deed of trust dated as of October 1, 1935, executed by the Company to Irving Trust Company, as Trustee (now The Bank

of New York Mellon), as said indenture has been amended and supplemented as hereinafter stated, and is one of a series of said First Mortgage Bonds, which series is designated as the First Mortgage Bonds, 5.19% Series Due 2033, of the Company (hereinafter called the “Bonds of the Series Due 2033”) created and described in a Fifty-Fourth Supplemental Indenture dated as of April 1, 2023, executed by the Company to The Bank of New York Mellon, as Trustee (the “Fifty-Fourth Supplemental Indenture”), providing for the sale of the Bonds of the Series Due 2033 in the aggregate principal amount of $100,000,000. Subsequent to the execution and delivery of said indenture of mortgage and deed of trust there have been executed and delivered fifty-four indentures supplemental thereto, including said Fifty-Fourth Supplemental Indenture, supplementing and amending as therein set forth certain provisions thereof. Said indenture of mortgage and deed of trust and such supplemental indentures collectively are hereinafter sometimes called the “Indenture”.
For a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the Bonds and of the Trustee therein and thereto, the duties and immunities of the Trustee, and the terms and conditions upon which the Bonds are issued and secured, reference is hereby made to the Indenture. The rights and obligations of the Company and of the holders and registered owners of the Bonds of the Series Due 2033 may be modified or amended as provided in the Indenture and in the manner and subject to the limitations set forth in the Indenture; provided, however, that the covenants, conditions, terms and provisions of the Fifty-Fourth Supplemental Indenture that are limited and applicable only to the Bonds of the Series Due 2033 may be modified or amended at the request of the Company by the holders and registered owners thereof or such lesser percentage thereof as provided in the Fifty-Fourth Supplemental Indenture; provided, further, that without the consent of the holder or registered owner hereof no such modification or amendment shall extend the maturity of, or reduce the rate of interest on, or otherwise modify the terms of payment of the principal or interest of, this Bond, or any Make-Whole Amount payable with respect hereto, which obligations are absolute and unconditional, nor permit the creation of any lien ranking prior to or equal with the lien of the Indenture on any of the mortgaged property, and any consent by the holder or registered owner of any Bond shall be conclusive and binding upon such registered owner and upon all future holders and registered owners of such Bond, irrespective of whether or not any notation of such consent is made upon such Bond.
Bonds of the Series Due 2033 may be prepaid, prior to maturity, at the election of the Company, as a whole at any time, or in part from time to time, as provided in the Fifty-Fourth Supplemental Indenture.
Bonds of the Series Due 2033 are subject to a special mandatory redemption, prior to maturity, at the election of one or more Holders as provided in the Fifty-Fourth Supplemental Indenture.
Upon this Bond becoming due and payable under Section 1 of Article Twelve of the Indenture, whether automatically or by declaration, this Bond will forthwith mature and the entire unpaid principal amount of this Bond, plus (i) all accrued and unpaid interest hereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of the principal amount hereon (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges and agrees that each holder of a Bond has the right to maintain its investment in the Bonds free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Bonds are prepaid or are accelerated, or redeemed as a result of a Special Redemption Event (as defined in the Fifty-Fourth Supplemental Indenture), is intended to provide compensation for the deprivation of such right under such circumstances.
The Trustee shall have no responsibility for any calculation or determination in respect of the establishment of the prepayment or redemption price of this Bond, including any Make-Whole Amount, or any component thereof, and shall be entitled to receive and rely conclusively upon a Treasurer’s Certificate that states the prepayment or redemption price.
The principal hereof may be declared or may become due on the conditions, in the manner and at the time set forth in the Indenture, upon the happening of a completed default as provided in the Indenture.
Subject to the provisions of any legend set forth hereon, this Bond may be exchanged for a like principal amount of other Bonds or transferred as prescribed in the Indenture by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this Bond, and thereupon a new registered Bond or Bonds of the Series Due 2033 without coupons for a like principal amount will be issued in exchange therefor as provided in the Indenture. The Company and the Trustee may deem and treat the person in whose name this Bond is registered as the absolute owner hereof for the purpose of receiving payment of or on account of the principal, Make-Whole Amount, if any, and interest due hereon and for all other purposes.
A service charge will not be made for any registration of transfer or exchange of Bonds of the Series Due 2033, but the Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge payable in connection therewith.
No recourse shall be had for the payment of the principal of, premium, if any, or interest on, this Bond, or under or upon any obligation, covenant or agreement contained in the First Mortgage, against any incorporator, or any past, present, or future subscriber to capital stock, shareholder, officer or director, as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or any predecessor or successor corporation, under any present or future rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, shareholders, officers and directors being released by the registered owner hereof by the acceptance of this Bond and being likewise waived and released by the terms of the Indenture.

This Bond shall not become valid or obligatory for any purpose until The Bank of New York Mellon, the Trustee under the Indenture, or its successor thereunder, shall have signed the form of certificate endorsed hereon.

IN WITNESS WHEREOF, The Dayton Power and Light Company d/b/a AES Ohio has caused this Bond to be executed in its name by the manual or facsimile signature of its President or any Vice President and its corporate seal to be hereunto affixed or a facsimile thereof reproduced hereon and attested by the manual or facsimile signature of its Secretary or an Assistant Secretary.
Dated: _____________________

THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO

By:
Name:
    Title:

[Signature Page to The Dayton Power and Light Company First Mortgage Bond, 5.19% Series Due 2033]

Attest:
Name:
    Title:

[Signature Page to The Dayton Power and Light Company First Mortgage Bond, 5.19% Series Due 2033]

TRUSTEE’S CERTIFICATE
This Bond is one of the Bonds of the Series designated therein, described in the within-mentioned Indenture.
THE BANK OF NEW YORK MELLON,
as Trustee

By:
    Authorized Signatory
[Trustee’s Certificate to The Dayton Power and Light Company First Mortgage Bond, 5.19% Series Due 2033]